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                                                                  Exhibit 99.2



FOR IMMEDIATE RELEASE


CONTACT: DANA C. MCLENDON, JR.
         SENIOR VICE PRESIDENT & CHIEF
           ADMINISTRATIVE OFFICER
         (615) 309-2008


             NEW AMERICAN HEALTHCARE CORPORATION NEGOTIATING CREDIT
                    RESTRUCTURING, SUSPENDS INTEREST PAYMENTS

NASHVILLE, Tennessee (December 15, 1999) -- New American Healthcare Corporation (NYSE:NAH) announced today that it has notified its senior bank lenders that it will not make interest payments due this month. The interest payments are due under the Company's bank credit agreement. As previously disclosed, the Company has begun discussions with its senior bank lenders regarding the possible restructuring of its bank debt.

         "The Company will continue to work collaboratively with its banks in the interest of all concerned parties," said Tom Singleton, president and chief executive officer of New American Healthcare Corporation. "The Company expects the banks will grant a waiver to allow discussions to continue," Mr. Singleton concluded.

         New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities which it targets. New American Healthcare owns nine acute care hospitals located in seven states with 955 licensed beds. For additional information about the Company, visit New American Healthcare's web site: http://www.nahc.net.

         Forward-looking statements made in this press release involve a number of risks and uncertainties, including but not limited to, exchange listing, liquidity and trading in the Company's common stock and other risk factors detailed in the Company's Securities and Exchange Commission.


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